Exhibit 99.01

El Paso Electric

NEWS RELEASE

For Immediate Release	Contact:	Investor
Date: February 23, 2010	Media	Relations:
	Teresa Souza	Steve Busser
	915/543-5823	915/543-5983
Rachelle Williams
915/543-2257

El Paso Electric Announces Fourth Quarter and Annual Financial Results

Overview

•

For the fourth quarter 2009, EE reported net income of $8.0 million, or $0.18 basic and diluted earnings per share. In the fourth quarter of 2008, EE reported net income of $10.8 million, or $0.24 basic and diluted earnings per share.

•

For the twelve months ended December 31, 2009, EE reported net income of $66.9 million, or $1.50 basic and diluted earnings per share. Net income for the twelve months ended December 31, 2008 was $77.6 million, or $1.73 and $1.72 basic and diluted earnings per share, respectively.

“We were pleased with our earnings for both the fourth quarter and calendar year 2009. Revenues from retail customers increased for both the quarter and year reflecting growth in the average number of customers served and improving economic conditions. In addition, during 2009, we placed in service the first phase of our Newman 5 generating plant and purchased 1.3 million shares of our common stock.” said David W. Stevens, Chief Executive Officer.

El Paso Electric • P.O. Box 982 • El Paso, Texas   79960

Earnings Summary

The table and explanations below present the major factors affecting 2009 net income relative to 2008 net income.

	Quarter Ended			Twelve Months Ended
	Pre-Tax Effect	After-Tax Net Income	Basic EPS	Pre-Tax Effect	After-Tax Net Income	Basic EPS
December 31, 2008		$10,825	$0.24		$77,621	$1.73
Changes in:
Retail non-fuel base revenue	$3,320	2,092	0.05	$13,162	8,292	0.19
Interest on long-term debt	2,144	1,350	0.03	(2,907)	(1,832)	(0.04)
Transmission wheeling revenue	1,986	1,251	0.03	2,996	1,887	0.04
Deregulated Palo Verde Unit 3 revenues	(4,677)	(2,947)	(0.07)	(11,303)	(7,121)	(0.16)
Palo Verde O&M	(3,550)	(2,236)	(0.05)	(3,597)	(2,266)	(0.05)
Administrative and general	(2,543)	(1,602)	(0.03)	(4,038)	(2,544)	(0.06)
Retained margins on off-system sales	(1,250)	(786)	(0.02)	(11,334)	(7,140)	(0.16)
Other		14	—		36	—

December 31, 2009		$7,961	0.18		$66,933	1.49

Change in weighted average number of shares			—			0.01

December 31, 2009 earnings per share			$0.18			$1.50

Fourth Quarter 2009

Earnings for the quarter ended December 31, 2009 when compared to the same period last year were positively affected by:

•

Higher retail non-fuel base revenues in 2009 primarily due to a 6.6% increase in kWh sales to residential customers, a 17.5% increase in kWh sales to large commercial and industrial customers, and a 1.7% increase in kWh sales to public authorities.

•

Decreased interest expense on long-term debt primarily as the result of lower interest rates on pollution control bonds. In the fourth quarter of 2008, two series of pollution control bonds incurred higher interest rates in weekly auctions. These bonds were refinanced in March 2009 at a fixed 7.25% interest rate.

•

Increased transmission wheeling revenues due to a $2.5 million, pre-tax, reversal in 2008 of Tucson Electric Power wheeling revenues pursuant to the November 13, 2008 FERC initial decision with no comparable activity in 2009.

Earnings for the quarter ended December 31, 2009 when compared to the same period last year were negatively affected by:

•	Decreased revenues from retail sales of deregulated Palo Verde Unit 3 power due to lower proxy market prices in the fourth quarter of 2009 compared to the same period in 2008.

•

Increased Palo Verde O&M due to increased operating costs at all three units and increased employee benefit expense due to higher postretirement benefit costs in the fourth quarter of 2009 when compared to the same period last year.

•

Increased administrative and general expense due to increased accruals for employee incentive compensation and increased pension and benefits expenses reflecting a lower discount rate used to determine postretirement benefit costs.

El Paso Electric • P.O. Box 982 • El Paso, Texas   79960

•

Lower retained margins on off-system sales as a result of a 37.4% decline in megawatt-hours (MWh) sold partially offset by reduced energy costs which resulted in higher margins per MWh in the fourth quarter of 2009 compared to the fourth quarter of 2008.

Full Year 2009

Earnings for the twelve months ended December 31, 2009 when compared to the same period last year were positively affected by:

•

Higher retail non-fuel base revenues in 2009 primarily due to a 6.0% increase in kWh sales to residential customers and a 2.3% increase in kWh sales to public authorities partially offset by a 7.1% decrease in kWh sales to large commercial and industrial customers.

•

Increased transmission wheeling revenues due to a $2.5 million, pre-tax, reversal in 2008 of Tucson Electric Power wheeling revenues pursuant to the November 13, 2008 FERC initial decision with no comparable activity in 2009.

Earnings for the twelve months ended December 31, 2009 when compared to the same period last year were negatively affected by:

•	Lower retained margins on off-system sales primarily as a result of reduced margins per MWh due to lower market power prices and a 14.6% decline in MWh sales.

•	Decreased revenues from retail sales of deregulated Palo Verde Unit 3 power due to lower proxy market prices and lower sales as a result of a planned refueling outage in April and May 2009.

•

Increased administrative and general expense due to increased accruals for employee incentive compensation and increased pension and benefits expenses reflecting a lower discount rate used to determine postretirement benefit costs.

•

Increased Palo Verde O&M due to increased employee benefit expense due to higher postretirement benefit costs and increased operating costs in 2009 when compared to the same period last year. These increases were offset by decreased maintenance costs in 2009.

•

Increased interest expense on long-term debt as a result of the June 2008 issuance of $150 million of 7.5% Senior Notes partially offset by lower interest rates on the revolving credit facility used to finance nuclear fuel.

Retail Non-fuel Base Revenues

Retail non-fuel base revenues increased by $3.3 million, pre-tax, or 3.1% in the fourth quarter of 2009 compared to the same period in 2008 primarily due to a 6.6% increase in kWh sales to residential customers reflecting a return to normal winter weather in 2009 and 1.8% growth in the average number of customers served. During the fourth quarter of 2009, heating degree days were 13% above the same period in 2008 reflecting the mild winter weather in 2008. The fourth quarter of 2009 saw a rebound in large commercial and industrial kWh sales which increased 17.5% compared to the fourth quarter of 2008 reflecting improving economic conditions in our service territory. Retail non-fuel base revenues and kilowatt-hour sales are provided by customer class on page 10 of the release.

For the twelve months ended December 31, 2009, retail non-fuel base revenues increased by $13.2 million, pre-tax, or 2.8% primarily reflecting an increase of 6.0% in kWh sales to residential customers and a 2.3% increase in kWh sales to public authorities. Residential sales increased as a result of hotter summer weather in 2009 compared to 2008 and growth of 1.8% in the average number of residential customers served. Cooling degree days in 2009 were 23% higher than in 2008 and 8% above the 10-year average. Sales to other public authorities reflect increased sales to Ft. Bliss and White Sands Missile Range. These increases were partially offset by a recession-related decline in sales to large commercial and industrial customers. Revenues from large

El Paso Electric • P.O. Box 982 • El Paso, Texas   79960

commercial and industrial customers decreased 4.2% in the twelve months ended December 31, 2009 compared to the same period in 2008. Retail non-fuel base revenues and kilowatt-hour sales are provided by customer class on page 12 of the release.

Palo Verde Operations

We own approximately 633 MW (undivided interest) of generating capacity in the three generating units at the Palo Verde Nuclear Generating Station, operated by Arizona Public Service Company. The operation of Palo Verde not only affects our ability to make off-system sales but also impacts fuel costs to native load customers and represents a significant portion of our non-fuel operation and maintenance expenses. Palo Verde generation accounted for 61% of total Company generation in the twelve months ended December 31, 2009. The capacity factor for Palo Verde increased to 88.9% in 2009 from 84.4% in 2008. In addition, Palo Verde operation and maintenance expenses increased $3.6 million or 3.6%, pre-tax, for the twelve months ended December 31, 2009 when compared to the same period last year largely due to increased employee benefit costs in 2009.

Off-system Sales

We make off-system sales in the wholesale power markets when competitively priced excess power is available from our generating plants and purchased power contracts. The table below shows off-system sales in MWh and the pre-tax margins realized and retained by us from sales for the quarter and twelve months ended December 31, 2009 and 2008:

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
MWh sales	587,862	938,333	2,995,984	3,506,770
Total margins (in thousands)	$3,499	$5,165	$14,399	$29,479
Retained margins (in thousands)	$2,625	$3,875	$10,803	$22,137

For the quarter ended December 31, 2009, retained margins from off-system sales decreased approximately $1.3 million, pre-tax, over the corresponding period in 2008 as a result of the 37% decline in MWh sales. For the twelve months ended December 31, 2009, our retained margins decreased $11.3 million, pre-tax, over the corresponding period in 2008. The twelve month decrease was primarily due to reduced margins per MWh as a result of lower average market prices for power and a 14.6% decline in MWh sales. The table below shows on a per MWh basis, pre-tax revenues, costs and margins from off-system sales for 2009 and 2008.

Quarter Ended	Average Revenue Per MWh	Average Cost of Energy Per MWh	Pre-Sharing Average Margin Per MWh
March 31, 2008	$66.07	$52.60	$13.47
June 30, 2008	$88.78	$84.89	$3.89
September 30, 2008	$71.07	$63.07	$8.00
December 31, 2008	$48.52	$43.02	$5.50

March 31, 2009	$36.49	$30.13	$6.36
June 30, 2009	$35.43	$33.63	$1.80
September 30, 2009	$39.61	$35.37	$4.24
December 31, 2009	$45.31	$39.36	$5.95

El Paso Electric • P.O. Box 982 • El Paso, Texas   79960

Capital and Liquidity

We maintain a strong capital structure and cash position to support required investments in electric utility plant. Our capital structure at December 31, 2009 included 46% common stock equity and 54% debt including long-term debt, financing obligations, and the current portion of long-term debt and financing obligations. In addition, we maintain a revolving credit facility and cash balance to ensure that we have adequate liquidity to meet operating requirements and investments in new plant. At December 31, 2009, we had cash and cash equivalents of $91.8 million currently invested primarily in United States Treasury securities.

Cash flows from operations for the twelve months ended December 31, 2009 were $269.1 million compared to $169.7 million in the corresponding period in 2008. The primary factors affecting the increased cash flow was the collection of retail fuel revenues in 2009 in excess of fuel expenses and the deferral of federal income tax payments through the use of accelerated tax deductions. The difference between fuel revenues and fuel expense is deferred for refund (over-recoveries) or surcharged (under-recoveries) to customers in the future. During calendar year 2009, we recovered $64.9 million of fuel revenues compared to the deferral of $19.2 million of fuel revenues in calendar year 2008 resulting in a significant increase in cash flows. At December 31, 2009, we had a fuel over-recovery balance of $18.0 million, including a $15.7 million over-recovery in Texas, a $2.2 million over-recovery in New Mexico, and a $0.1 million over-recovery from our FERC customer. In January 2010, we received approval in Texas for an interim refund of fuel over-recoveries incurred through November 2009 of $11.8 million with interest to be refunded to customers in February 2010. Over-recoveries in New Mexico and from our FERC customer will be refunded through fuel adjustment clauses during 2010.

During the twelve months ended December 31, 2009, our primary capital requirements were for the construction and purchase of electric utility plant, purchases of nuclear fuel and the repurchase of common stock. Capital requirements for new electric plant were $210.0 million for the twelve months ended December 31, 2009 compared to $198.7 million for the twelve months ended December 31, 2008. Cash flow from operations was sufficient to fund all of our capital requirements in 2009.

We finance our nuclear fuel inventory through a trust that borrows under our $200 million credit facility to acquire and process nuclear fuel. Borrowings under the credit facility for nuclear fuel were $107.0 million as of December 31, 2009 and $93.7 million as of December 31, 2008. Up to $120 million of the credit facility may be used to finance nuclear fuel. Amounts not drawn for nuclear fuel are available for general corporate purposes. No borrowings were outstanding at December 31, 2009 for general corporate purposes.

During the fourth quarter of 2009, we repurchased 569,149 shares of common stock in the open market at an aggregate cost of $11.2 million. During the third quarter of 2009, EE repurchased 751,235 shares of common stock in the open market at an aggregate cost of $12.9 million. No shares of common stock were repurchased during the first or second quarters of 2009. As of December 31, 2009, approximately 200,982 shares remain available for repurchase under the previously authorized program. On February 19, 2010, the Board of Directors authorized an additional repurchase of up to 2 million shares of the Company’s outstanding common stock.

We believe that we will have adequate liquidity through our current cash balances, cash from operations, and our credit facility to meet all of our anticipated cash requirements through 2010 based on current projections. In September 2009, we received approval from the FERC to enter into an additional credit facility within the two years following the date of the approval to supply additional liquidity. We could seek to obtain additional funds in 2010 to maintain liquidity or meet capital requirements through the issuance of additional long-term debt or an additional credit facility.

El Paso Electric • P.O. Box 982 • El Paso, Texas   79960

2010 Earnings Guidance

On December 9, 2009, the Company filed its first Texas rate case in 15 years. The outcome of this case could have a significant impact on results of operations in 2010. In light of the uncertainty created by the rate case, the Company has decided not to provide earnings or earnings per share guidance at this time. However, we will continue to provide management’s outlook on key earnings drivers on the February 23, 2010 conference call.

Conference Call

A conference call to discuss fourth quarter 2009 earnings is scheduled for 10:30 a.m. Eastern Time, February 23, 2010. The dial-in number is 866-282-0773 with a conference ID of 1426437. The conference leader will be Steven P. Busser, Vice President -Treasurer and Chief Risk Officer of EE. A replay will run through March 9, 2010 with a dial-in number of 866-837-8032 and a conference ID of 1426437. The conference call and presentation slides will be webcast live on EE’s website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) our rates in Texas following the five-year moratorium on rate increases which ends June 30, 2010; (ii) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (iii) fluctuations in off-system sales margins due to uncertainty in the economy power market and the availability of generating units; (iv) recovery of capital investments and operating costs through rates in Texas and New Mexico; (v) recovery of franchise fees and taxes through tax surcharges in New Mexico; (vi) uncertainties and instability in the general economy and the resulting impact of EE’s sales and profitability; (vii) unanticipated increased costs associated with scheduled and unscheduled outages; (viii) the size of our construction program and our ability to complete construction on budget and on time; (ix) costs at Palo Verde; (x) deregulation and competition in the electric utility industry; (xi) possible increased costs of compliance with environmental or other laws, regulations and policies; (xii) possible income tax and interest payments as a result of audit adjustments proposed by the IRS; (xiii) uncertainties and instability in the financial markets and the resulting impact on EE’s ability to access the capital and credit markets; and (xiv) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE’s filings are available from the Securities and Exchange Commission or may be obtained through EE’s website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

El Paso Electric • P.O. Box 982 • El Paso, Texas   79960

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Quarter Ended December 31, 2009 and 2008

(In thousands except for per share data)

(Unaudited)

	2009	2008	Variance
Operating revenues, net of energy expenses:
Base revenues	$112,125	$108,743	$3,382	(a)
Off-system sales margins, net of sharing	2,625	3,875	(1,250)
Deregulated Palo Verde Unit 3 proxy market pricing	3,994	8,671	(4,677)
Other	5,527	3,700	1,827	(b)

Operating Revenues Net of Energy Expenses	124,271	124,989	(718)

Other Operating Expenses:
Other operations and maintenance	44,298	40,503	3,795
Palo Verde operations and maintenance	34,252	30,702	3,550
Taxes other than income taxes	11,375	12,488	(1,113)
Other income (deductions)	3,477	3,165	312

Earnings Before Interest, Taxes, Depreciation and Amortization	37,823	44,461	(6,638	)(c)

Depreciation and amortization	19,365	19,348	17
Interest on long-term debt	12,198	14,342	(2,144)
AFUDC and capitalized interest	3,411	4,169	(758)
Other interest expense	77	1,243	(1,166)

Income Before Income Taxes	9,594	13,697	(4,103)

Income tax expense	1,633	2,872	(1,239)

Net Income	$7,961	$10,825	$(2,864)

Basic Earnings per Share	$0.18	$0.24	$(0.06)

Diluted Earnings per Share	$0.18	$0.24	$(0.06)

Weighted average number of shares outstanding	43,977	44,739	(762)

Weighted average number of shares and dilutive potential shares outstanding	44,168	44,826	(658)

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $16.0 million and $15.6 million, respectively.
(b)	Other revenues include a reversal of $2.5 million of transmission 2006 wheeling revenues from Tucson Electric Power in 2008 with no comparable activity in 2009.
(c)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Twelve Months Ended December 31, 2009 and 2008

(In thousands except for per share data)

(Unaudited)

	2009	2008	Variance
Operating revenues, net of energy expenses:
Base revenues	$485,337	$471,784	$13,553	(a)
Off-system sales margins, net of sharing	10,803	22,137	(11,334)
Deregulated Palo Verde Unit 3 proxy market pricing	14,143	25,446	(11,303)
Other	23,273	19,264	4,009	(b)

Operating Revenues Net of Energy Expenses	533,556	538,631	(5,075)

Other Operating Expenses:
Other operations and maintenance	170,554	166,222	4,332
Palo Verde operations and maintenance	104,893	101,296	3,597
Taxes other than income taxes	49,998	49,806	192
Other income (deductions)	1,437	2,656	(1,219)

Earnings Before Interest, Taxes, Depreciation and Amortization	209,548	223,963	(14,415	)(c)

Depreciation and amortization	74,946	75,571	(625)
Interest on long-term debt	50,512	47,605	2,907
AFUDC and capitalized interest	16,283	15,872	411
Other interest expense	396	1,208	(812)

Income Before Income Taxes	99,977	115,451	(15,474)

Income tax expense	33,044	37,830	(4,786)

Net Income	$66,933	$77,621	$(10,688)

Basic Earnings per Share	$1.50	$1.73	$(0.23)

Diluted Earnings per Share	$1.50	$1.72	$(0.22)

Weighted average number of shares outstanding	44,524	44,778	(254)

Weighted average number of shares and dilutive potential shares outstanding	44,595	44,930	(335)

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $69.0 million and $68.6 million, respectively.
(b)	Other revenues include a reversal of $2.5 million of 2006 wheeling revenues from Tucson Electric Power in 2008 with no comparable activity in 2009.
(c)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company and Subsidiary

Cash Flow Summary

Twelve Months Ended December 31, 2009 and 2008

(In thousands and Unaudited)

	2009	2008
Cash flows from operating activities:
Net income	$66,933	$77,621
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	74,946	75,571
Deferred income taxes, net	40,846	16,646
Other	28,588	33,782
Change in working capital items:
Net recovery (deferral) of fuel revenues	64,875	(19,161)
Other	(7,078)	(14,726)

Net cash provided by operating activities	269,110	169,733

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(209,974)	(198,711)
Cash additions to nuclear fuel	(34,904)	(25,767)
Proceeds from sale of investment in debt securities	—	16,000
Decommissioning trust funds	(10,183)	(13,722)
Other	(5,277)	(9,231)

Net cash used for investing activities	(260,338)	(231,431)

Cash flows from financing activities:
Proceeds from exercise of stock options	3,768	1,167
Repurchase of common stock	(24,105)	(9,892)
Nuclear fuel financing obligation	13,345	10,638
Proceeds from issuance of long-term senior notes	—	148,719
Other	(1,632)	(2,268)

Net cash provided by (used for) financing activities	(8,624)	148,364

Net increase in cash and cash equivalents	148	86,666

Cash and cash equivalents at beginning of period	91,642	4,976

Cash and cash equivalents at end of period	$91,790	$91,642

Cash interest payments	$46,840	$42,105

El Paso Electric Company and Subsidiary

Quarter Ended December 31, 2009 and 2008

Sales and Revenues Statistics

			Increase (Decrease)
	2009	2008	Amount	Percentage
MWh sales:
Retail:
Residential	523,735	491,201	32,534	6.6%
Commercial and industrial, small	525,113	524,342	771	0.1%
Commercial and industrial, large	267,853	227,885	39,968	17.5%
Sales to public authorities	355,584	349,654	5,930	1.7%

Total retail sales	1,672,285	1,593,082	79,203	5.0%

Wholesale:
Sales for resale	9,758	9,414	344	3.7%
Off-system sales	587,862	938,333	(350,471)	(37.4)%

Total wholesale sales	597,620	947,747	(350,127)	(36.9)%

Total MWh sales	2,269,905	2,540,829	(270,924)	(10.7)%

Operating revenues (in thousands):
Non-fuel base revenues:
Retail:
Residential	$42,701	$40,343	$2,358	5.8%
Commercial and industrial, small	41,759	41,706	53	0.1%
Commercial and industrial, large	8,878	8,323	555	6.7%
Sales to public authorities	18,385	18,031	354	2.0%

Total retail non-fuel base revenues	111,723	108,403	3,320	3.1%
Wholesale:
Sales for resale	402	340	62	18.2%

Total non-fuel base revenues	112,125	108,743	3,382	3.1%

Fuel revenues:
Recovered from customers during the period (a)	38,800	53,872	(15,072)	(28.0)%
Under (over) collection of fuel	(6,929)	(15,804)	8,875	(56.2)%
New Mexico fuel in base rates	16,051	15,589	462	3.0%

Total fuel revenues	47,922	53,657	(5,735)	(10.7)%

Off-system sales	26,634	45,530	(18,896)	(41.5)%
Other	6,332	4,556	1,776	39.0%

Total operating revenues	$193,013	$212,486	$(19,473)	(9.2)%

Off-system sales (in thousands):
Gross margins	$3,499	$5,165	$(1,666)	(32.3)%
Retained margins	2,625	3,875	(1,250)	(32.3)%

Average number of retail customers:
Residential	328,106	322,162	5,944	1.8%
Commercial and industrial, small	36,323	35,857	466	1.3%
Commercial and industrial, large	48	49	(1)	(2.0)%
Sales to public authorities	4,953	4,938	15	0.3%

Total	369,430	363,006	6,424	1.8%

Number of retail customers (end of period):
Residential	328,553	322,618	5,935	1.8%
Commercial and industrial, small	36,306	35,850	456	1.3%
Commercial and industrial, large	48	49	(1)	(2.0)%
Sales to public authorities	4,964	4,935	29	0.6%

Total	369,871	363,452	6,419	1.8%

			10 Yr Average
Weather statistics:
Heating degree days	1,030	913	1,025
Cooling degree days	117	93	103

(a)	Excludes refunds of $16.8 million in 2009 and $12.7 million in surcharges in 2008 related to prior periods Texas deferred fuel revenues.

El Paso Electric Company and Subsidiary

Quarter Ended December 31, 2009 and 2008

Generation and Purchased Power Statistics

			Increase (Decrease)
	2009	2008	Amount	Percentage
Generation and purchased power (MWh):
Palo Verde	1,022,704	1,024,692	(1,988)	(0.2)%
Four Corners	190,147	225,852	(35,705)	(15.8)%
Gas plants	589,300	553,482	35,818	6.5%

Total generation	1,802,151	1,804,026	(1,875)	(0.1)%
Purchased power	577,054	851,531	(274,477)	(32.2)%

Total available energy	2,379,205	2,655,557	(276,352)	(10.4)%
Line losses and Company use	109,300	114,728	(5,428)	(4.7)%

Total MWh sales	2,269,905	2,540,829	(270,924)	(10.7)%

Palo Verde capacity factor	74.0%	74.4%	(0.4)%
Four Corners capacity factor	87.0%	97.7%	(10.7)%

El Paso Electric Company and Subsidiary

Twelve Months Ended December 31, 2009 and 2008

Sales and Revenues Statistics

			Increase (Decrease)
	2009	2008	Amount	Percentage
MWh sales:
Retail:
Residential	2,361,650	2,227,838	133,812	6.0%
Commercial and industrial, small	2,251,399	2,255,585	(4,186)	(0.2)%
Commercial and industrial, large	1,024,186	1,102,277	(78,091)	(7.1)%
Sales to public authorities	1,482,448	1,448,654	33,794	2.3%

Total retail sales	7,119,683	7,034,354	85,329	1.2%

Wholesale:
Sales for resale	56,931	50,148	6,783	13.5%
Off-system sales	2,995,984	3,506,770	(510,786)	(14.6)%

Total wholesale sales	3,052,915	3,556,918	(504,003)	(14.2)%

Total MWh sales	10,172,598	10,591,272	(418,674)	(4.0)%

Operating revenues (in thousands):
Non-fuel base revenues:
Retail:
Residential	$195,798	$184,800	$10,998	6.0%
Commercial and industrial, small	175,328	174,593	735	0.4%
Commercial and industrial, large	34,804	36,318	(1,514)	(4.2)%
Sales to public authorities	77,370	74,427	2,943	4.0%

Total retail non-fuel base revenues	483,300	470,138	13,162	2.8%
Wholesale:
Sales for resale	2,037	1,646	391	23.8%

Total non-fuel base revenues	485,337	471,784	13,553	2.9%

Fuel revenues:
Recovered from customers during the period (a)	196,081	198,292	(2,211)	(1.1)%
Under/(over) collection of fuel	(66,608)	42,752	(109,360)	—
New Mexico fuel in base revenues	69,026	68,631	395	0.6%

Total fuel revenues	198,499	309,675	(111,176)	(35.9)%

Off-system sales	116,064	232,500	(116,436)	(50.1)%
Other	28,096	24,971	3,125	12.5%

Total operating revenues	$827,996	$1,038,930	$(210,934)	(20.3)%

Off-system sales (in thousands):
Gross margins	$14,399	$29,479	$(15,080)	(51.2)%
Retained margins	10,803	22,137	(11,334)	(51.2)%

Average number of retail customers:
Residential	326,002	320,323	5,679	1.8%
Commercial and industrial, small	36,040	35,767	273	0.8%
Commercial and industrial, large	49	52	(3)	(5.8)%
Sales to public authorities	4,940	4,892	48	1.0%

Total	367,031	361,034	5,997	1.7%

Number of retail customers (end of period):
Residential	328,553	322,618	5,935	1.8%
Commercial and industrial, small	36,306	35,850	456	1.3%
Commercial and industrial, large	48	49	(1)	(2.0)%
Sales to public authorities	4,964	4,935	29	0.6%

Total	369,871	363,452	6,419	1.8%

			10 Yr Average
Weather statistics
Heating degree days	2,144	2,167	2,290
Cooling degree days	2,768	2,253	2,556

(a)	Excludes refunds net of fuel surcharges of $0.5 million in 2009 and a $26.0 million surcharge in 2008 related to prior periods Texas deferred fuel revenues.

El Paso Electric Company and Subsidiary

Twelve Months Ended December 31, 2009 and 2008

Generation and Purchased Power Statistics

			Increase (Decrease)
	2009	2008	Amount	Percentage
Generation and purchased power (MWh):
Palo Verde	4,848,800	4,622,840	225,960	4.9%
Four Corners	744,858	720,951	23,907	3.3%
Gas plants	2,385,632	2,679,684	(294,052)	(11.0)%

Total generation	7,979,290	8,023,475	(44,185)	(0.6)%
Purchased power	2,745,500	3,152,396	(406,896)	(12.9)%

Total available energy	10,724,790	11,175,871	(451,081)	(4.0)%
Line losses and Company use	552,192	584,599	(32,407)	(5.5)%

Total MWh sales	10,172,598	10,591,272	(418,674)	(4.0)%

Palo Verde capacity factor	88.9%	84.4%	4.5%
Four Corners capacity factor	86.0%	78.4%	7.6%

El Paso Electric Company and Subsidiary

Financial Statistics

At December 31, 2009 and 2008

(In thousands, except number of shares, book value per share, and ratios)

Balance Sheet	2009	2008

Cash and temporary investments	$91,790	$91,642

Common stock equity	$722,729	$694,229
Long-term debt, net of current portion	739,697	739,652
Financing obligations, net of current portion	65,278	70,066

Total capitalization	$1,527,704	$1,503,947

Current portion of long-term debt and financing obligations	$41,720	$23,587

Number of shares - end of period	43,924,872	44,883,752

Book value per common share	$16.45	$15.47

Common equity ratio	46.1%	45.4%
Debt ratio	53.9%	54.6%